Exhibit 99.1


Electronic Sensor Technology Appoints Dr. James R. Wilburn Ph.D. to Board of Directors


NEWBURY PARK, Calif -- Electronic Sensor Technology, Inc. (OTCBB: ESNR), a leading provider of innovative Homeland Security solutions, announced today that it has appointed James R. Wilburn Ph.D. to its Board of Directors. Dr. Wilburn has headed Pepperdine University's School of Public Policy since September 1996 as dean. Before joining the School of Public Policy, Wilburn served as dean of Pepperdine's George L. Graziadio School of Business and Management business school for 12 years and was a professor of strategy. The appointment brings the total of independent directors on the Company's Board to four.

"Dr. Wilburn's extensive international experience should prove extremely valuable to Electronic Sensor Technology, as we continue to expand aggressively into Asia," said James Frey, Chairman of Electronic Sensor Technology. "With recent significant orders from Europe and Asia, we believe that Dr. Wilburn will play an integral role in helping the Company determine which international markets are the most attractive for the zNose(R), which is capable of capturing and analyzing nearly any odor, fragrance, or chemical vapor within ten seconds."

During Wilburn's tenure as dean of the business school, it moved more aggressively into international business and started five new academic programs, with the nation's foremost program for mid-career adults and the largest MBA program west of Chicago. Wilburn previously served Pepperdine as vice president of University Affairs, and as provost and chief operating officer. He is a member of the European Parliament Industrial Council and is listed in Who's Who in International Business.

Wilburn has extensive experience in public policy-internationally and domestically. He has served as co-chairman of the U.S. Committee to Assist Russian Reform, a program funded by the United States Department of State. He was appointed by President Ronald Reagan to head the board of the CFTR Education Foundation. He has served as corporate director of several companies in the United States and Europe, including Signet Scientific; George Fisher (Switzerland); The Olson Company; Flowline; Virco Manufacturing; Brentwood Square Savings Bank; and First Fidelity Thrift and Loan.

He is the recipient of the McGarvey Award for American history and of the George Washington Medal of Honor from Freedoms Foundation of Valley Forge. He is widely regarded as an expert on Russian reform and has published numerous articles on the subject. He received his Ph.D. in economic history from the University of California at Los Angeles, a masters degree from Midwestern State University and an MBA from Pepperdine's Presidential/Key Executive program. He received his bachelor's degree from Abilene Christian University.

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The Company also announced that it had promoted Gary Watson from the position of
Director of Engineering to become the Vice President of Engineering and an Officer of the Company. Watson is a co-inventor of the zNose(R)

About Electronic Sensor Technology:

Founded in 1995, Electronic Sensor Technology has developed and patented a chemical vapor analysis process. We believe that the Company's product line is positioned to eliminate key vulnerabilities in the homeland security market, specifically in maritime port, airport, and border security applications.

SEC Filings and Forward-Looking Statements

This press release includes forward looking statements, including the Company's expectations regarding its ability to develop and access capital markets and its ability to achieve expected results in the chemical detection and analysis industry. The forward looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the chemical detection and analysis industry and in the Company's business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. For a discussion of these factors, please refer to our recent filings with the Securities and Exchange Commission, including our most recent report on form 10-KSB. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact:
     CEOcast, Inc.
     Ed Lewis, 212-732-4300